Exhibit (10)W(iii)

RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT is entered into and effective as of this           day of            , 20    , (the “Date of Grant”), by and between Ecolab Inc. (the “Company”) and                  (the “Grantee”).

A.            The Company has adopted the Ecolab Inc. 2005 Stock Incentive Plan, (the “Plan”), authorizing the Board of Directors of the Company, or a committee as provided for in the Plan (the Board or such a committee to be referred to as the “Committee”), to grant restricted stock awards to certain employees of the Company and its Subsidiaries.

B.            The Company desires to give the Grantee a proprietary interest in the Company and an added incentive to advance the interests of the Company by granting to the Grantee a restricted award of shares of common stock of the Company pursuant to the Plan.

Accordingly, the parties agree as follows:

ARTICLE 1.           GRANT OF AWARD.

The Company hereby grants to the Grantee a restricted stock award (the “Award”) consisting of                    (        ) shares (the “Award Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”), according to the terms and subject to the restrictions and conditions hereinafter set forth and as set forth in the Plan.  Reference to the Award Shares in this Agreement will be deemed to include the Non-Quarterly Dividend Proceeds (as defined in Section 3.2 of this Agreement) with respect to such Award Shares that are retained and held by the Committee as provided in Section 3.2 of this Agreement.

ARTICLE 2.           GRANT RESTRICTION.

2.1           Restriction and Forfeiture.  The Grantee’s right to retain the Award Shares will be subject to the Grantee remaining in the continuous employ or service of the Company or any Subsidiary for a period of            (       ) years (the “Restriction Period”) following the Date of Grant; provided, however, that such employment period restrictions (the “Restrictions”) will lapse and terminate prior to end of the Restriction Period with respect to        % of the Award Shares (excluding any fractional portion less than one share) on the               anniversary of the Date of Grant and with respect to the remaining Award Shares on the              anniversary of the Date of Grant.

2.2           Termination of Employment or Other Service.

(a)           In the event that the Grantee’s employment or other service with the Company and all Subsidiaries is terminated by reason of the Grantee’s death or Disability, all Restrictions applicable to the Award Shares will immediately lapse and terminate.

(b)           In the event that the Grantee’s employment or other service with the Company and all Subsidiaries is terminated by reason of the Grantee’s Retirement or for any reason other than death or Disability, all rights of the Grantee under the Plan and this Agreement will immediately terminate without notice of any kind, and this Award will be terminated and all Award Shares with respect to which Restrictions have not lapsed will be forfeited and returned to the Company.

2.3           Change in Control.  In the event of a Change in Control, all Restrictions applicable to Award Shares will immediately lapse and terminate.

2.4           Effects of Actions Constituting Cause.  Notwithstanding anything in this Agreement to the contrary, in the event that the Grantee is determined by the Committee, acting in its sole discretion, to have committed any action which would constitute Cause, irrespective of whether such action or the Committee’s determination occurs before or after termination of the Grantee’s employment with the Company or any Subsidiary, all rights of the Grantee under the Plan and this Agreement shall terminate and be forfeited without notice of any kind.  The Company may defer the vesting of the Award Shares for up to forty-five (45) days in order for the Committee to make any determination as to the existence of Cause.

ARTICLE 3.           ISSUANCE OF AWARD SHARES.

3.1           Privileges of a Stockholder; Transferability.  As soon as practicable after this Agreement is executed and delivered, the Award Shares will be transferred on the books of the Company into the name of, or into an account for the benefit of, the Grantee.  Except as provided in Section 3.2 of this Agreement, the Grantee will have all voting, dividend, liquidation and other rights with respect to the Award Shares in accordance with their terms upon becoming the holder of record of such shares; provided, however, that prior to the lapse or other termination of the Restrictions applicable to Award Shares, such shares will not be assignable or transferable by the Grantee, either voluntarily or involuntarily, and may not be subjected to any lien, directly or indirectly, by operation of law or otherwise.  Any attempt to transfer, assign or encumber the Award Shares other than in accordance with this Agreement and the Plan will be null and void and will void the Award, and all Award Shares for which the Restrictions have not lapsed will be forfeited and immediately returned to the Company.

3.2           Dividends and Other Distributions.  The Grantee will have no right to receive dividends or distributions with respect to Award Shares, including stock dividends or dividends in kind, the proceeds of any stock split or the proceeds resulting from any changes or exchanges described in Article 4 of this Agreement (all of which will collectively be referred to as “Non-Quarterly Dividend Proceeds”).  The Committee may, in its sole discretion, distribute such Non-Quarterly Dividend Proceeds to the Grantee or it may direct the retention and holding of such proceeds subject to the Restrictions and the other terms and conditions of this Agreement.  In addition, the Committee may, in its sole discretion, cause such Non-Quarterly Dividend Proceeds to be paid to the Company pursuant to Article 7 of this Agreement in order to satisfy any federal, state or local withholding or other employment-related tax requirements attributable to such dividends or to the Grantee’s receipt of the Award or the lapse or termination of the Restrictions applicable to Award Shares.

ARTICLE 4.           ADJUSTMENTS.

In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering or divestiture (including a spin-off) or any other change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation), in order to prevent dilution or enlargement of the rights of the

Grantee, will make appropriate adjustment (which determination will be conclusive) as to the number and kind of securities subject to this Award.

ARTICLE 5.           RIGHTS AS A STOCKHOLDER.

The Grantee will have no rights as a stockholder with respect to any of the Award Shares until the Grantee becomes the holder of record of such Award Shares, and no adjustments will be made for dividends or other distributions or other rights as to which there is a record date preceding the date the Grantee becomes the holder of record of such Award Shares.

ARTICLE 6.           EMPLOYMENT OR SERVICE.

Nothing in this Agreement will be construed to (a) limit in any way the right of the Company to terminate the employment or service of the Grantee at any time, or (b) be evidence of any agreement or understanding, express or implied, that the Company will retain the Grantee in any particular position at any particular rate of compensation or for any particular period of time.

ARTICLE 7.           WITHHOLDING TAXES.

7.1           General Rules.  The Company is entitled to (a) withhold and deduct from future wages of the Grantee, or cause to be paid to the Company out of Non-Quarterly Dividend Proceeds, all legally required amounts necessary to satisfy any federal, state or local withholding tax requirements attributable to the receipt of the Award, the receipt of dividends or distributions on Award Shares, or the lapse or termination of the Restrictions applicable to Award Shares, (b) withhold cash paid or payable or Award Shares issued or issuable to the Grantee, or (c) require the Grantee to promptly remit the amount of such withholding to the Company.  In the event that the Company is unable to withhold such amounts, for whatever reason, the Grantee must promptly pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state or local law.

7.2           Special Rules.  The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require the Grantee to satisfy, in whole or in part, any withholding or tax obligation as described in Section 7.1 above by electing to tender, or by attestation as to ownership of, Previously Acquired Shares that have been held for the period of time necessary to avoid a charge to the Company’s earnings for financial reporting purposes and that are otherwise acceptable to the Committee.  For purposes of satisfying the Grantee’s withholding or employment-related tax obligation, Previously Acquired Shares tendered or covered by an attestation will be valued at their Fair Market Value.

ARTICLE 8.           SUBJECT TO PLAN.

8.1           Terms of Plan Prevail.  The Award and the Award Shares granted pursuant to this Agreement have been granted under, and are subject to the terms of, the Plan.  The terms of the Plan are incorporated by reference in this Agreement in their entirety, and the Grantee, by execution of this Agreement, acknowledges having received a copy of the Plan.  The provisions of this Agreement will be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan.  In the event that any provision in this Agreement is inconsistent with the terms of the Plan, the terms of the Plan will prevail.

8.2           Definitions.  Unless otherwise defined in this Agreement, the terms capitalized in this Agreement have the same meanings as given to such terms in the Plan.

ARTICLE 9.           MISCELLANEOUS.

9.1           Binding Effect.  This Agreement will be binding upon the heirs, executors, administrators and successors of the parties hereto.

9.2           Governing Law.  This Agreement and all rights and obligations under this Agreement will be construed in accordance with the Plan and governed by the laws of the State of Minnesota without regard to conflicts of law provisions.  Any legal proceeding related to this Agreement will be brought in an appropriate Minnesota court, and the parties to this Agreement consent to the exclusive jurisdiction of the court for this purpose.

9.3           Entire Agreement.  This Agreement and the Plan set forth the entire agreement and understanding of the parties hereto with respect to the grant and exercise of this Award and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to the grant and vesting of this Award and the administration of the Plan.

9.4           Amendment and Waiver.  Other than as provided in the Plan, this Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.

9.5           Captions.  The Article, Section and paragraph captions in this Agreement are for convenience of reference only, do not constitute part of this Agreement and are not to be deemed to limit or otherwise affect any of the provisions of this Agreement.

9.6           Counterparts.  For convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart to be deemed an original instrument, and all such counterparts together to constitute the same agreement.

The parties hereto have executed this Agreement effective the day and year first above written.

By execution hereof, the Grantee acknowledges having received a copy of the Plan.

	ECOLAB INC.		GRANTEE

By:		By:
(Signature)
Its
(Print Name)

(Address)

(City, State, Zip)

SSN